EXHIBIT 5.1

Perkins Coie LLP

1888 Century Park E., Suite 1700
Los Angeles, CA 90067-1721
Phone: 310 788-9900
Fax: 310 788-3399
www.perkinscoie.com

June 30, 2010

The Gymboree Corporation
500 Howard Street
San Francisco, California 94105

Re:	Registration Statement on Form S-8 of Shares of Common Stock, par value $0.001 per share, of The Gymboree Corporation

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to 1,354,025 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), which may be issued pursuant to The Gymboree Corporation 2004 Equity Stock Incentive Plan (the “2004 Plan”).

We have examined the Registration Statement and such documents and records of The Gymboree Corporation as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares issued by The Gymboree Corporation pursuant to the 2004 Plan, upon registration by its registrar of such Shares and the issuance thereof by The Gymboree Corporation in accordance with the terms of the 2004 Plan, and the receipt of consideration for such Shares in accordance with the terms of the 2004 Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Perkins Coie LLP